Exhibit 99.1

American Public Education Reports Third Quarter 2011 Results

Third Quarter 2011 Net Course Registrations Increased 32% Year-Over-Year

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--November 7, 2011--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended September 30, 2011.

Recent Highlights:

  Net course registrations1 increased to approximately 87,300 in the third quarter of 2011, a year-over-year increase of 32%.
  Net course registrations from new students1 in the third quarter of 2011 increased to approximately 23,900, an increase of approximately 53% over the same period of 2010.
  As of September 30, 2011, there were a total of 105,700 active students at American Public University System, a year-over-year increase of 36%.
  Third quarter 2011 revenues increased 35% to $65.3 million, compared to $48.3 million in the third quarter of 2010.
  Income from operations before interest income and income taxes in the third quarter of 2011 increased 61% to $15.0 million, compared to $9.3 million in the same period of 2010.
  Net income for the third quarter of 2011 increased 95% to $10.9 million, or $0.60 per diluted share, compared to $5.6 million, or $0.30 per diluted share, in the same period of 2010.
  American Public Education anticipates fourth quarter 2011 net course registrations from new students to increase approximately 29%1 year-over-year; net course registrations to increase approximately 28%1 year-over-year; revenues to increase approximately 29% over the prior year period; and net income to be between $0.58 and $0.60 per diluted share.

Financial and Other Results:

Total revenues for the third quarter of 2011 increased 35% to $65.3 million, compared to total revenues of $48.3 million in the third quarter of 2010. Income from operations before interest income and income taxes in the third quarter of 2011 increased 61% to $15.0 million, compared to $9.3 million in the same period of 2010. Stock-based compensation expense reduced operating income by $812,000 in the third quarter of 2011 and $704,000 in the third quarter of 2010.

Income tax expense for the third quarter of 2011 was reduced by approximately $1.8 million, or $0.10 per diluted share, as a result of recording an income tax expense adjustment for the full-year 2010 and an adjustment to the projected effective tax rate for the nine months ended September 31, 2011. The reduction in the effective tax rate in 2011 is primarily due to the state tax, and research and development tax credit studies that were completed during the third quarter of 2011. The state tax study was undertaken to refine the allocation of income to various states. The research and development tax credit study was completed to claim the credit for increased software development activities qualifying under the tax law. The company anticipates an effective tax of 38% in the fourth quarter of 2011 and full-year 2012.

Net income for the third quarter of 2011 increased 95% to $10.9 million, or $0.60 per diluted share, which includes $491,000, or $0.03 per diluted share, in stock-based compensation expense, net of tax. This compares to net income of $5.6 million, or $0.30 per diluted share for the third quarter of 2010, including $434,000, or $0.02 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the third quarter of 2011 and 2010 were approximately 18.3 million and 18.9 million, respectively.

For the nine months ended September 30, 2011, total revenues were $184.7 million, an increase of 30% compared to total revenues of $141.9 million in the same period of 2010. Income from operations before interest income and income tax for the nine months ended September 30, 2011 increased to $43.0 million, compared to $34.2 million in the same period of 2010. Stock-based compensation expense reduced each period's operating income by $2.4 million and $2.2 million, respectively.

Net income for the nine months ended September 30, 2011 increased to $27.8 million, or $1.52 per diluted share, which includes $1.5 million, or $0.08 per diluted share, in stock-based compensation expense, net of tax. This compares to net income of $20.3 million, or $1.07 per diluted share, in the same period of 2010, including $1.4 million, or $0.07 per diluted share, in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the nine months ended September 30, 2011 and 2010 were approximately 18.3 million and 19.0 million, respectively.

Total cash and cash equivalents as of September 30, 2011 were approximately $107.3 million with no long-term debt. Cash from operations for the nine months ended September 30, 2011 was approximately $47.5 million, compared to $32.8 million in the same period of 2010. Capital expenditures were approximately $13.8 million for the nine months ended September 30, 2011, compared to $14.0 million in the prior year period. Depreciation and amortization was $6.7 million for the nine months ended September 30, 2011 and $4.7 million for the same period of 2010.

Net Course Registrations:
For the three months ended September 30,
	2010	2011	% Change
Net Course Registrations from New Students[1]	15,600	23,900	53%
Net Course Registrations[1]	66,000	87,300	32%

For the nine months ended September 30,
	2010	2011	% Change
Net Course Registrations from New Students	42,300	60,600	43%
Net Course Registrations	189,000	246,300	30%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty.

1 On January 3, 2011, APUS combined each one-credit lab course with its related three-credit class resulting in one four-credit course. Net course registrations and net course registration growth rates exclude other non-credit registrations and are presented throughout this press release as if labs and classes were combined in the prior year period.

Fourth Quarter 2011 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates fourth quarter 2011 net course registrations from new students to increase approximately 29%1 year-over-year; net course registrations to increase approximately 28%1 year-over-year; revenues to increase approximately 29% over the prior year period; and net income to be between $0.58 and $0.60 per diluted share.

1 As noted under Net Course Registrations above, net course registration growth rates exclude other non-credit registrations and are presented as if labs and classes were combined in the prior year period.

Webcast:

A live webcast of the Company’s third quarter earnings conference call will be broadcast today at 5:30 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves more than 100,000 adult learners worldwide and offers 87 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are leaders in their fields and committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org). For more information about APUS graduation rates, median debt of students who completed programs, and other important information, visit www.apus.edu/disclosure.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2011	2010
	(Unaudited)

Revenues	$65,251	$48,295
Costs and expenses:
Instructional costs and services	23,948	19,483
Selling and promotional	11,705	9,621
General and administrative	12,160	8,194
Depreciation and amortization	2,404	1,682

Total costs and expenses	50,217	38,980

Income from operations before interest income and income taxes	15,034	9,315
Interest income, net	35	28

Income before income taxes	15,069	9,343
Income tax expense	4,130	3,755

Net income	$10,939	$5,588

Net Income per common share:
Basic	$0.61	$0.30

Diluted	$0.60	$0.30

Weighted average number of common shares:
Basic	17,843,069	18,430,021

Diluted	18,253,426	18,931,197

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2011	2010
	(Unaudited)

Revenues	$184,710	$141,860
Costs and expenses:
Instructional costs and services	69,064	54,884
Selling and promotional	32,310	24,850
General and administrative	33,581	23,277
Depreciation and amortization	6,739	4,658

Total costs and expenses	141,694	107,669

Income from operations before interest income and income taxes	43,016	34,191
Interest income, net	87	85

Income before income taxes	43,103	34,276
Income tax expense	15,331	14,015

Net income	$27,772	$20,261

Net Income per common share:
Basic	$1.55	$1.10

Diluted	$1.52	$1.07

Weighted average number of common shares:
Basic	17,887,624	18,380,178

Diluted	18,321,204	18,970,381

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304.724.3722
or
Christopher L. Symanoskie
Associate Vice President, Investor Relations
703.334.3880